Exhibit 10.1

RESEARCH AND LICENSE AGREEMENT

This Agreement is entered into as of this 8th day of April, 2010 (the “Effective Date”), by and between a company to be incorporated under the laws of the State of Israel (the “Company”) (until the Company is incorporated, Crow Technologies 1977 Ltd. Shall be in place of the Company); B.G. Negev Technologies and Applications Ltd., number 510785207, a company formed under the laws of Israel, having a place of business at 1 Henrietta Szold St., Beer Sheva, 84105 (“BG Negev”); and Mor Research Applications Ltd. a company incorporated under the laws of the State of Israel having a place of business at 38 HaBarzel St, Tel Aviv 69710 (“Mor”). BG Negev and Mor shall be referred to hereinafter jointly and severally as “Licensors” and each as a “Licensor”.

Licensors the Company and Mor shall be hereinafter collectively referred to as the “Parties”; each one of which also be referred to as a “Party”.

WHEREAS, BG Negev, a company wholly-owned by Ben Gurion University (“BGU”), is exclusively in charge of the protection, management and commercial exploitation of the intellectual property and know how of BGU; and

WHEREAS, Mor, a company wholly-owned by Clalit Medical Services (the “Institute”), is exclusively in charge of the protection, management and commercial exploitation of the intellectual property and know how of the Institute; and

WHEREAS, the Company desires to receive from Licensors an exclusive, world wide, sublicensable right and license to utilize Licensors IP (as such term is defined below) for the commercial development, production, marketing, sublicensing, distributing and selling of the Leukemia Licensed Products and the Licensed Products (as such terms are defined below); and

WHEREAS, Licensors agree to grant such license to the Company, all in accordance with the terms and conditions contained herein; and

WHEREAS, the Parties wish to set forth herein the terms and conditions of their research and economic collaboration;

NOW, THEREFORE, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.	GENERAL

1.1	The preface and Appendices to this Agreement constitute an integral part hereof.

1.2	The headings of the sections and subsections of this Agreement are for convenience and reference purposes only, and shall not be used for the interpretation thereof.

1.3	This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof, and cancels all prior or pre-existing negotiations, declarations, presentations, commitments and/or agreements, whether written or oral, whether explicit or implied, between the Parties, with respect to such subject matter.

1.4	In this Agreement, unless otherwise required or indicated by the context, the singular shall include the plural and vice-versa, the masculine gender shall include all other genders.

1.5	In this Agreement, the following expressions shall have the meanings appearing alongside them, unless the context otherwise requires:

1.5.1	“Affiliate” - shall mean with respect to any Person, any other Person that directly or indirectly, through one or more intermediary Persons, Controls or is Controlled by or is under common Control with such Person.

1.5.2	“Agreement”- shall mean this agreement together with all the appendices and annexes hereto.

1.5.3	“Calendar Quarter” - shall mean during any given calendar year the periods from January 1 – March 31, April 1 – June 30, July 1 – September 30, and October 1 – December 31.

1.5.4	“Commercialize” - shall mean to render research, develop, manufacture, market, distribute, sublicense, sell, lease and/or make any other disposition of, a product and/or service.

1.5.5	“Company IP” - shall mean Company Research Results, and/or the Company Improvements and all IP independently developed by the Company prior to and after execution of this Agreement in relation only to the Licensed Products and Leukemia Licensed Product, including based on the Licensed IP.

1.5.6	“Company Improvements” – shall mean Improvements made, discovered or reduced to practice by the Company regarding the Licensed Products and Leukemia Licensed Products, including based on the Licensed IP.

1.5.7	“Control” – shall mean the power to direct or manage the affairs of the relevant entity or the beneficial ownership of more than fifty percent (50%) of such entity by voting share, equity interest, partnership interests, contract or otherwise.

1.5.8	“Existing IP” – shall mean provisional patent application number 61/318,395 filed on March 29th 2010.

1.5.9	“First Commercial Sale” – shall mean the first sale of a Leukemia Licensed Product or a Licensed Product by an Invoicing Entity to a non-Affiliated Third Party, for value and not for demonstration or other promotional purposes or testing or development purposes, after obtaining all required approvals from any competent authority to Commercialize such product.

1.5.10	“Improvements” – shall mean improvements and/or modifications of the Licensed IP.

1.5.11	“Inventors” – shall mean Prof. Ilana Natan, Prof. Shaul Mordechai, Prof. Joseph Kapelushnik and Udi Zelig.

1.5.12	“Invoicing Entity” – shall mean the Company and/or any Affiliate of the Company and/or any Sublicensee of the Company and/or any Sublicensee of any Affiliate of the Company. For the sake of clarity non Affiliated Third Parties such as resellers, agents etc. shall not be considered as an Invoicing Entity if and to the extent the contractual relations between such Third Parties and an Invoicing Entity are constructed of (only) the sale of Leukemia Licensed Product(s) and/or Licensed Product(s) to such Third Parties for the purpose of reselling same.

1.5.13	“Intellectual Property”, “IP” – shall mean any and all intellectual property, whether or not registered or protected by patent rights, including, but not limited to, trade secrets, procedures, protocols, inventions, moral rights, drawings, trademarks, databases, know-how, improvements, discoveries, conceptions, ideas, techniques, designs, products, developments, specifications, methods, drawings, diagrams, models, software programs, data, data analysis, data interpretation, written reports, compounds, compositions, substances, processes, information and other results of whatsoever nature and all rights therein including copyright, patent rights, database rights, rights in designs and all registrations and applications therefore, and all continuations, continuations in part, divisional applications, and renewals of any of the foregoing, in any part of the world.

1.5.14	“License” – shall mean the license granted under Section 2 below.

1.5.15	“Licensed Patents” or “Licensed IP” – shall mean: (i) the Existing IP; (ii) all patent applications that may hereafter be filed by or on behalf of the Licensor, in any jurisdiction, which either are based on or claim priority from any Existing IP (iii) any issued patent(s) and pending patent application(s) relating to leukemia identification and screening and filed pursuant to this Agreement to protect the Existing IP, whether filed as an original application, continuation, continuation-in-part or divisional application; (iv) all patents which may be granted pursuant to any of the foregoing patent applications; (v) all IP using the FTIR for cancer diagnosis and follow up, which has not been developed by the Company.

1.5.16	“Leukemia Licensed Product(s)” – shall mean any process, product and/or service utilizing or incorporating the Licensed IP and/or Company IP or any part thereof in the field of Leukemia.

1.5.17	“Licensed Product” – shall mean any process, product and/or service utilizing or incorporating the Licensed IP and/or Company IP or any part thereof in any other fields which are not Leukemia.

1.5.18	“Net Sales” – shall mean all amounts actually collected by an Invoicing Entity in connection with the Commercialization of the Leukemia Licensed Products and/or the Licensed Products and/or the Licensed IP and practice methods in connection with the use of the Leukemia Licensed Products and the Licensed Products and/or Licensed IP, less indirect taxes and charges, including sales tax, custom charges, freight and insurance (if separately invoiced) and any allowances or trade and quantity discounts actually granted by the Company, less any returns and allowances of Licensed Products and/or Leukemia Licensed Products; provided, however, that; (i) in any transfers of Leukemia Licensed Products and Licensed Products between an Invoicing Entity and an Affiliate thereof, Net Sales shall be equal to the total amount actually received by such Affiliate on resale to an independent Third Party purchaser; and (ii) in the event that the Invoicing Entity or an Affiliate thereof, receives non-monetary consideration for any Leukemia Licensed Products and Licensed Products or in the case of transactions not at arm’s length with a non-affiliate of the Invoicing Entity, Net Sales shall be calculated based on the fair market value of such consideration or transaction, assuming an arm’s length transaction made in the ordinary course of business.

1.5.19	“Person” – shall mean an individual, partnership, corporation, limited liability company, association, joint stock company, trust, probate estate, joint venture, unincorporated organization, governmental authority or any other entity.

1.5.20	“Research Team” – shall mean the Inventors and/or those BGU’s and/or BG Negev’s and/or Mor and/or Soroka Medical Center’s (“Soroka”) medical doctors, researchers, scientists and technicians working at BGU’s and/or BG Negev’s and/or Soroka’s and/or Mor’s facilities under the direction of any of the Inventors.

1.5.21	“Sublicense” – shall mean any right granted by the Company under the License to Third Parties, including to Affiliates or sub-contractors, as well as any right granted by any Affiliate of the Company, with respect to or permitting any use of any of the Licensed IP or otherwise permitting the Commercialization of the Leukemia Licensed Products and the Licensed Products.

1.5.22	“Sublicensee” – shall mean a non-Affiliated Third Party to whom the Company or an Affiliate of the Company grants a Sublicense.

1.5.23	“Sublicense Income” – shall mean amounts actually received by the Company and/or any Affiliate of the Company from a Sublicensee attributable to the grant of a Sublicense under the License, excluding royalties from Sublicensees calculated based on sales of the Leukemia Licensed Products and the Licensed Products by such Sublicensees to Third Parties. In the event the Company and/or any Affiliate of the Company receives Sublicense Income in the form of non-cash consideration, the Company shall determine the equivalent cash value based on the fair market value of such non-cash consideration assuming an arms-length transaction made in the ordinary course of business.

1.5.24	“Third Party” – shall mean any Person other than the Parties.

2.	GRANT OF LICENSE

Subject to full compliance by the Company with all the terms and conditions of this Agreement. Licensors hereby grant to the Company, subject to the terms of this Agreement, an exclusive, worldwide, sub-licensable license under their rights in the Licensed IP to Commercialize the Leukemia Licensed Products and the Licensed Products. For purposes of this Section 2, the term “exclusive” means that each of Licensors and/or BGU shall not have any right to grant such licenses or rights to any Third Party or engage in any of the foregoing and in addition shall not be entitled to directly, by itself or through any affiliate or third party on its behalf, Commercialize the Leukemia Licensed Products and the Licensed Products; however, each of Licensors will retain the right to use or to have used the Licensed IP solely for internal non-commercial research purposes, provided that if and to the extent such research shall be conducted by the Research Team, the results of such research shall be provided to the Company and shall be included in the Licensed IP and the provisions of this Agreement shall apply thereto.

3.	SUB-LICENSES

3.1	Subject to the terms and conditions of this Section 3 the Company shall be entitled to grant Sublicenses under the License.

3.2	Sublicenses shall only be granted pursuant to written agreements (“Sublicense Agreement”), which shall be in compliance and not inconsistent with the terms and conditions of this Agreement.

3.3	Each Sublicense Agreement shall contain undertakings by the Sublicensee to observe and perform provisions substantially similar to those contained in this Agreement with regard to, inter alia, confidentiality, non-assignability, liability, Licensors’ proprietary rights and termination.

3.4	Each Sublicense Agreement shall terminate automatically upon expiration or termination of this Agreement. Upon such termination, Licensors shall be entitled to enter into direct licensing agreements with any such Sublicensee excluding in the event that the termination of this Agreement results from a material breach of any of the Licensors, in which case said Licensor’s right (to enter into direct licensing agreements with Sublicensees) shall be subject to the Company’s approval). Notwithstanding the above-mentioned, Company shall be entitled to permit any Sublicensee to fulfill any outstanding undertaking such Sublicensee has on the date of termination of this Agreement to supply Leukemia Licensed Products and/or Licensed Products to any Third Party subject to the fulfillment of Company’s obligations hereunder with regard to such sales. The above exception shall not apply in case that this Agreement has been terminated as a result of Company’s failure to effect payments under Sections 4 and 5 below.

3.5	Each Sublicense Agreement shall include all terms necessary to enable performance by the Company of its obligations under this Agreement.

3.6	A copy of each Sublicense Agreement shall be submitted to Licensors, provided that Licensors shall sign, if requested by Sublicensee, a confidentiality undertaking.

3.7	Concurrently with the signature of each Sublicense Agreement, the Company shall submit to Licensors: (i) a non-disclosure agreement signed by the Sublicensee in a form reasonably acceptable to Licensors; and (ii) an undertaking executed by the Sublicensee confirming its obligations to Licensors, in accordance with the terms of this Agreement, in a form reasonably acceptable to Licensors.

3.8	The Company hereby agrees and undertakes to make commercially reasonable efforts to ensure that Sublicensees do not materially breach their respective Sublicense Agreement. If the Company fails to make such commercially reasonable efforts (which for this purpose include also the termination by the Company of the respective Sublicense Agreement as provided below), it hereby agrees and undertakes that it shall remain solely responsible towards Licensors for all acts and omissions performed, or omitted, by any such Sublicensees (“Acts”). Any Acts by any Sublicensee which are not remedied by the Company or the Sublicensee within a period of thirty (30) days from the date of service of a notice [and for this purpose it is agreed that the termination of the respective Sublicense Agreement by Company shall be considered as an appropriate remedy], and which would have constituted a breach of this Agreement by the Company had it been the Act of the Company, shall constitute a breach of this Agreement by the Company.

4.	CONSIDERATION AND PAYMENT TERMS

4.1	In consideration for the rights granted under this Agreement, the Company, shall pay Licensors the following fees and payments:

4.1.1	Running Royalties. The Company shall pay Licensors three percent (3.0%) of Net Sales of any Leukemia Licensed Products and two and a half percent (2.5%) of Net Sales of any Licensed Products (“Running Royalties”). Notwithstanding the aforesaid, in the event that no patent will be granted for the patent application/s filed by Licensors or by Company in any of the following major territories: USA, Canada, Europe and or Japan, the Running Royalties shall be decreased to 2% of Net Sales of Leukemia Licensed Products and Licensed Products in that certain territory. For the sake of clarity it is hereby recorded that Running Royalties in connection to sales of Leukemia Licensed Products or Licensed Products shall not be paid more than once (e.g. as a result of transfers from an Affiliate of the Company to the Company or from one Affiliate to another). Running Royalties shall be paid starting from the Initiation Date (as defined below) or the First Commercial Sale, the earlier of, and in an amount not less than the Annual Minimum Royalties defined below.

4.1.2	Payments on Sublicensing Receipts. In addition to the Running Royalties Company shall also pay Licensors an amount equal to ten percent (10%) of any and all Sublicense Income for any Leukemia Licensed Products, and seven and a half percent (7.5%) of any and all Sublicense Income for any Licensed Products (“Sublicense Consideration”).

Notwithstanding the above, if Company’s or any of its Affiliate’s sole consideration from a Sublicensee Agreement is Sublicense Income (no Running Royalties), Company shall pay Licensors twenty percent (20%) of such Sublicense Income received from the Sublicensee for Sublicense of any Leukemia Licensed Products and fifteen percent (15%) of such Sublicense Income received from the Sublicensee for Sublicense of any Licensed Products.

4.1.3	Minimum Royalties. Starting in the fifth calendar year following the Effective Date (8/4/2014) (“Initiation Date”) the Company shall pay Licensors an annual minimum royalty (“Annual Minimum Royalty”), as follows: for the first calendar year from the Initiation Date (2015): US$ 10,000; for the second calendar year following the Initiation Date (2016): US$ 25,000; as of the third calendar year following the Initiation Date and as long as this Agreement is in full force (2017 and thereafter): US$ 50,000. The Minimum Annual Royalties paid for each year shall be creditable against Running Royalties and Sublicense Consideration paid to Licensors with respect to that specific calendar year. In the event that the First Commercial Sale shall be achieved before the Initiation Date, the above timetable for payment of Annual Minimum Royalty will be accelerated accordingly [e.g. in case the First Commercial Sale shall be achieved on the second calendar year following the Effective Date, the amount of US$ 10,000 will be due on the third calendar year (following the Effective Date); US$ 25,000 on the forth calendar year; and US$ 50,000 as of the fifth calendar year].

4.2	Payment. All payments due under this Agreement shall be payable in US$. Payment shall be made as follows:

4.2.1	Running Royalties shall be paid by the Company to Licensors no later than forty five (45) days after the end of each Calendar Quarter.

4.2.2	Sublicense Consideration shall be paid no later than forty five (45) days after the end of each Calendar Quarter.

4.2.3	The Company shall pay Licensors the Minimum Annual Royalty due hereunder on the last day of each calendar Quarter for which the Minimum Annual Royalty is due, in respective portions (i.e. - 25% of the Annual Minimum Royalty shall be paid on the last day of the first calendar Quarter, additional 25% shall be paid on the last day of the second calendar Quarter, etc). For the sake of clarity and for the avoidance of any doubt, expiration or termination of this Agreement prior to the termination of any calendar year for which Minimum Annual Royalties are due hereunder shall entitle Licensors, without prejudicing any additional rights or remedies available to Licensors pursuant to this Agreement and/or the applicable law, to a pro-rata portion of the Minimum Annual Royalty for said calendar year.

4.2.4	For the avoidance of doubt, in the event that the amount of Running Royalties and/or Sublicense Consideration actually received by Licensors for any calendar year during which Minimum Annual Royalties are payable to Licensors hereunder, will be lower than the Minimum Annual Royalty payable for such year, then the Company shall pay Licensors an amount that is equal to the difference between said Running Royalties and/or Sublicense Consideration and the Minimum Annual Royalty, no later than forty five (45) days following the end of the relevant calendar year.

4.3	Overdue Payments. Without derogating from Licensors’ rights hereunder or by law to any other additional remedy or relief, if the payments due to Licensors under this Agreement have not been paid by its due date of payment, the overdue monies shall bear interest at the U.S. prime rate plus two percent (2%), or, if such rate is not permitted by law, at the maximum rate permitted by the law. at the actual time of payment, on the outstanding sums. Said interest and the payment and acceptance thereof shall not preclude Licensors from exercising any other rights it may have as a consequence of the lateness of any payment.

4.4	Payment Method. Each payment due to Licensors under this Agreement shall be made by wire transfer to Licensors’ accounts in accordance with written instructions as provided by Licensors, and shall be net and free of any set-offs, deductions or withholdings, except as set forth in Section 4.6 below. 50% of each payment shall be remitted to the bank account of BG Negev (the details of which shall be provided by BG Negev to the Company from time to time) and 50% shall be remitted to the bank account of Mor (the details of which shall be provided by Mor to the Company from time to time).

4.5	Currency Conversion. Wherever it is necessary to convert currencies for Net Sales or Sublicense Income received by the Company in a currency other than the USD, such conversion shall be made into USD using the exchange rate for converting the applicable currency to the USD as published by Bloomberg on the date the applicable Net Sales have been received by the applicable Invoicing Entity.

4.6	Withholding and Similar Taxes. If applicable laws requires that taxes be withheld from any amounts due to Licensors under this Agreement, the Company shall: (a) deduct these taxes from the remittable amount, (b) pay the taxes to the appropriate tax authority, and (c) promptly deliver to Licensors a statement including the amount of tax withheld and justification therefore, and such information as may be necessary for tax credit purposes. Each Party agrees to assist the other Party in claiming exemption from such deductions or withholdings under any double taxation or similar agreement or treaty which may be in force from time to time.

5.	COMPANY REPORTS AND RECORDS

5.1	Reports. Within forty five (45) days after the conclusion of each Calendar Quarter, commencing with the first Calendar Quarter in which an Invoicing Entity first receives consideration from Net Sales and/or Sublicense Income, the Company shall deliver to Licensors a report containing the following information:

5.1.1	the Leukemia Licensed Products and the Licensed Products and/or Licensed IP Commercialized by the Company and/or its Affiliates and/or any Sublicensees in each country for the applicable Calendar Quarter;

5.1.2	the gross amount billed for the Leukemia Licensed Products and the Licensed Products and/or Licensed IP Commercialized by the Company and/or its Affiliates and/or Sublicensees in each country during the applicable Calendar Quarter;

5.1.3	a calculation of Net Sales for the applicable Calendar Quarter in each county, including a list of any and all applicable deductions;

5.1.4	the amount of Sublicense Income received by the Company and/or its Affiliates for the applicable Calendar Quarter;

5.1.5	the total amount payable to Licensors in US$ for the applicable Calendar Quarter, together with exchange rates used for conversion, if such rates apply.

The reports shall state if no amounts are due to Licensors for any Calendar Quarter.

5.2	Records and Audit. The Company shall maintain, shall cause its Affiliates to maintain and shall make reasonable commercial effort to cause its Sublicensees to maintain (and for this purpose will incorporate the necessary provisions in each Sublicense Agreement), complete and accurate, records of the Leukemia Licensed Products and the Licensed Products and/or Licensed IP that are Commercialized under this Agreement, any amounts payable to the Company and/or its Affiliates and/or Sublicensees in relation to such Leukemia Licensed Products and the Licensed Products and/or Licensed IP, and all Sublicense Income received by the Company and/or its Affiliates, which records shall contain sufficient information to permit Licensors to confirm the accuracy of any reports or notifications delivered to Licensors under Section 5.1.

The relevant party shall retain such records relating to a given Calendar Quarter for at least five (5) years after the conclusion of the Calendar Quarter. During such five (5) year period, Licensors shall have the right, at Licensors’ sole expense, to be exercised once every calendar year, to cause an independent, certified public accountant (“Auditor”), who is mutually acceptable to the Company, bound by a suitable confidentiality arrangement, with the Company, in the form acceptable to the Company, to inspect the Company’s and the relevant Affiliates’ and Sublicensees’ relevant records during normal business hours and with prior coordination with the Company and relevant Affiliates and Sublicensees for the purpose of verifying any reports and payments delivered under this Agreement.

The Parties shall reconcile any underpayment or overpayment within thirty (30) days after the Auditor delivers the results of the audit in writing to such Parties, including accurate calculations of such underpayment or overpayment, as applicable, as well as interest in accordance with Section 4.3.

The Company shall make reasonable commercial effort to cause its Affiliates and Sublicensees to fully comply with the terms of this Section 5.2.

Notwithstanding the aforementioned, in the event that such an inspection reveals an underpayment of monies to Licensors by more than ten percent (10%), the Company shall pay all direct costs of the Auditor plus liquidated damages of 10% of the outstanding sums.

6.	DEVELOPMENT AND COMMERCIALIZATION

6.1	The Company undertakes, at its own expense and discretion, to carry out the development and manufacturing work necessary to Commercialize the Licensed Products.

6.2	Without derogating from the aforesaid, the Company shall use commercially reasonable efforts to develop and to introduce the Leukemia Licensed Products and the Licensed Products into the commercial market as soon as practicable and thereafter, until the expiration or termination of this Agreement, to use reasonably commercial efforts and endeavors to keep the Leukemia Licensed Products and the Licensed Products reasonably available to the public, provided such Leukemia Licensed Products and Licensed Products have continuous certifications and approvals (and the company shall use commercially reasonable efforts to procure that such certifications and approvals are granted).

6.3	The Company shall provide Licensors for the first three years from the Effective Date with semi-annual written reports, which shall detail the development status and other related work performed by the Company or by any of its Sublicensees or Affiliates during the six months prior to the report. After the above-mentioned three years period. Company shall provide Licensors with such written reports on an annual basis. Such reports shall also set forth a general assessment regarding the development of the Leukemia Licensed Products and the Licensed Product and the marketing thereof. It is hereby agreed that such reports shall not contain (i) personal information (of patients) which its disclosure is restricted under applicable law; and (ii) any individual raw data which is according to the mutual agreement of the Parties not relevant.

6.4	The Company shall submit to Licensors a written notice with regard to the First Commercial Sale within thirty (30) days after such sale has been effected.

BG Negev, to the extent informed by the applicable researcher of BGU, shall in turn inform Company of any new project based on the Licensed IP that has been initiated by said researcher of BGU, and shall outline the content of such research within 3 months from the date of initiation of such research.

7.	TITLE TO LICENSED IP

7.1.	All rights, title and interest in and to the Licensed IP shall be owned by Licensors and/or BGU and the Company undertakes not to do, or cause to be done, any acts or things contesting or in any way impairing or tending to impair any portion of Licensors’ and/or BGU’s right, title and interest in and to any of the aforesaid. The Company further undertakes not to represent in any manner that it possesses any ownership interest in the Licensed IP nor shall any action taken by the Company or on the Company’s behalf create in the Company’s favor any right, title or interest in and to the aforesaid.

7.2	All rights, title and interest in and to the Company IP shall be owned by the Company and Licensors undertake not to do, or cause to be done, any acts or things contesting or in any way impairing or tending to impair any portion of the Company’s right, title and interest in and to any of the aforesaid.

8.	PATENT FILING, PROSECUTION AND MAINTENANCE

8.1	The Company shall bear all patent expenses with respect to the filing, prosecution and maintenance of the Licensed Patents including the out-of-pocket expenses incurred by Licensors in respect to the filing of the Licensed Patents until the Effective Date in the amount of US$ 8,170. Patent applications shall be in full coordination and subject to advice of the Company’s patent attorney. Company shall be named at its own cost as an exclusive licensee and the terms of the License shall be detailed and registered as part of the applicable patent application. During the term of this Agreement Licensors shall not make any changes in the status of the registration of the Company as an exclusive licensee, for any reason whatsoever, except with the prior consent of the Company, not to be unreasonably withheld.

8.2	The Company shall be solely responsible for the ongoing filing, prosecution, maintenance of the Licensed Patents, using its own legal counsel, and will consult on a general basis with the Licensors in relation to the preparation of any relevant specifications and the filing of new patent applications included therein. All applications shall list the Company as an exclusive licensee of such Patents.

8.3	All Licensed Patents shall be filed and registered in the name of Licensors (or their designees) and shall include the Company as an exclusive licensee.

8.4	The Parties shall consult and make every reasonable effort to reach an agreement in all respects relating to the manner of making applications and registering the Licensed Patents, including the time of making the applications, the countries where applications will be made and all other particulars relating to patent registration as aforesaid.

8.5	In respect of any patent application mutually approved by the Company and Licensors, any and all costs and expenses of the preparation, filing, maintenance and prosecution of the Licensed Patents shall be borne and paid by the Company until termination or expiration of this Agreement.

8.6	The Parties shall assist each other in all respects relating to the preparation of documents for the registration of Licensed Patents or the maintenance thereof forthwith upon the other Party’s request.

8.7	During the term of this Agreement and as long as there is a commercial justification, as shall be mutually agreed by the Parties, the Company and Licensors undertake to take all appropriate measures in order to extend the period of the duration of the patent registrations or any other extension, granted by the law, to enable extension of the time in which the Licensed Patents are protected. All the terms of this Agreement shall apply to the extended period of protection.

8.8	In the event that the Company shall not pay the costs and expenses related to the filing, maintenance, prosecution or defense of any Licensed Patents (the “Abandoned Patent Rights”) in a certain state or country (the “Abandoned Country”) and Licensors elect to continue to file, maintain, prosecute or defend any such Abandoned Patent Rights in such Abandoned Country at its own cost and expense, then, subject to Licensor’s obligation to inform the Company 3 months in advance of its intention to do so and allowing the Company a 7 working days period following such notice to pay the Abandoned Patent Rights, any right granted hereunder to the Company with respect to the Abandoned Patent Right will terminate with respect to such Abandoned Country, and the Company shall have no rights whatsoever to exploit such Abandoned Patent Rights in such Abandoned Country.

Licensors hereby warrant that to the best of their knowledge (but without making any special inquiries) the Existing IP does not infringe upon any Intellectual Property of others. Licensors make no additional representation and extend no additional warranties of any land, either express or implied, in connection to the validity of any of the Licensed Patents (including the Existing IP). Licensors disclaim all warranties whatsoever with respect to the merchantability or fitness for a particular purpose of any Licensed Patent.

8.9	If any Party shall become aware of any known or threatened infringements, imitations or counterfeits of the Licensed Patents and/or the Leukemia. Licensed Products and/or the Licensed Products by any Third Party, it shall notify the other Party and the Company may take legal action in its own name, at the Company’s cost and expense, and with counsel of the Company’s choosing. If required or asked by the Company, Licensors shall join the Company as a party to any proceeding relating to prosecuting or defending such infringement actions, at the cost and expense of the Company. In the event that the Company shall elect NOT to take any legal action in its own name, the Company shall so notify Licensors and Licensors shall be entitled to pursue such legal action against third parlies at its own cost and expense. If there is any monetary recovery in any such action commenced by the Company, the Company shall have the right to deduct all of its counsel fees and costs after which any remaining proceeds will be divided thirty-five percent (35%) to Licensors and sixty-five percent (65%) to the Company. If there is any monetary recovery in an action commenced by Licensors in accordance with this Section, Licensors shall have the right to deduct all of its counsel fees and costs after which any remaining proceeds will be divided thirty-five percent (35%) to the Company and sixty-five percent (65%) to Licensors.

9.	CONFIDENTIAL INFORMATION AND PUBLICATIONS

9.1	Concurrently with the signature hereof, the Parties shall execute a non-disclosure agreement in the form attached hereto as Appendix “A”.

9.2	Licensors shall have the right to allow Licensor’s researchers to publish research results obtained from the use of the Licensed IP according to Section 2 above, in scientific publications or to present such results at scientific symposia, provided that the following procedure is followed:

9.2.1	Such publications and presentations shall comply with standard academic practice regarding authorship of scientific publications and recognition of contribution of other Parties .

9.2.2	No later than forty-five (45) days prior to submission for publication of any scientific articles, abstracts or papers concerning such research results and prior to the presentation of such results at any scientific symposia, the researchers shall send to the Company and Licensors a written copy of the material to be so submitted or presented, and shall allow them to review such submission in order to determine whether the publication or presentation contains subject matter for which patent protection should be sought prior to publication or presentation or whether the publication or presentation contains non-patentable know how or trade secrets that should remain confidential.

9.2.3	The Company and Licensors shall provide their written comments with respect to such publication or presentation within forty-five (45) days following their receipt of such written material.

9.2.4	If the Company and/or Licensors, in their written comments, identifies material for which patent protection should be sought, then they shall cause the publication or presentation of such submission to be delayed for up to an additional sixty (60) days to enable the Parties, through the Parties’ patent counsel to make the necessary patent filings in accordance with Section 8 above.

9.2.5	If the Company, in its written comments, identifies material which contains know how and trade secrets that, in the reasonable judgment of the Company, should not be patented but should be maintained in confidence as trade secret then such publication or presentation will not be published or presented or will be delayed for up to an additional sixty (60) days to enable the Parties, through the Parties’ patent counsel to make the necessary redactions in the publication or presentation to maintain such confidentiality. In this regard the Company and Licensors will exercise all good faith efforts to cooperate with the researchers, recognizing their interest in publishing and discussing their work.

9.2.6	After compliance with the foregoing procedures with respect to an academic, scientific or medical publication and/or public presentation the researchers shall not have to resubmit any such information for reapproval should it be republished or publicly disclosed in another form.

10.	LIABILITY AND INDEMNITY

10.1	The Company hereby declares towards the Licensors only that it alone assumes any and all liabilities and/or responsibilities for any Leukemia Licensed Products and any Licensed Products and/or Licensed IP Commercialized by or on behalf of the Company and/or any of its Affiliates and/or Sublicensees. Without derogating from the generality of the aforesaid, the Company shall be responsible to obtain, at its own risk and expense, any and all licenses and/or official authorizations, including, without limitation, with respect to standards and/or quality, required with respect to the Commercialization of the Leukemia Licensed Products and/or the Licensed IP in accordance with any relevant laws, rules and regulations but only with respect to jurisdictions in which the Company has a License under this Agreement and in which it will Commercializes the Leukemia Licensed Products and the Licensed Products. Notwithstanding the above, the Company shall not be liable or responsible for any Third Party claim the cause of action of which is infringement of IP rights by the Existing IP or any patent issued pursuant to any Existing IP.

10.2	All warranties in connection with the Leukemia Licensed Products and the Licensed Products and/or the Licensed IP shall be made by the Company or its Affiliates and/or Sublicensees as manufacturer and seller, and shall not directly or by implication obligate Licensors and/or their officers, directors, agents, employees, shareholders, successors and assignees, and each of them (hereinafter collectively: the “Indemnitees”).

10.3	The Indemnitees shall not be liable for any claims, demands, liabilities, costs, losses, damages or expenses (including legal costs and attorneys’ fees) of whatever kind or nature (all of the foregoing, collectively, “Liabilities”) caused to or suffered by any person or entity (including the Company, its Affiliates or any Sublicensee) that directly or indirectly arise out of or result from or are encountered in connection with the exercise of the License by the Company its Affiliates or any Sublicensee, including directly or indirectly arising out of or resulting from or encountered in connection with: (i) the Commercialization of any of the Leukemia Licensed Products and the Licensed Products and/or Licensed IP by the Company and/or its Affiliates and/or any Sublicensee or any person acting in the name of or on behalf of any of the foregoing, or acquiring, directly or indirectly, any of the Leukemia Licensed Products and/or Licensed IP from any of the foregoing; or (ii) the exploitation or use by the Company, its Affiliates or any Sublicensee of the Licensed IP or any part thereof, including of any data or information given, if given, in accordance with this Agreement.

10.4	In the event that any of the Indemnitees should incur or suffer any Liabilities, that arise out of or result from or are encountered in connection with the exercise of the License or as otherwise set forth in Section 10.3 above, or shall be requested or obliged to pay to any person or entity any amount whatsoever as compensation for any Liabilities as aforesaid in Section 10.3 above, then the Company shall defend, indemnify and hold harmless such Indemnitees from and against any and all such Liabilities. Without limiting the generality of the foregoing, the Company’s indemnification as aforesaid and the exclusion of liability in Section 10.3 above shall extend to product liability claims and to damages, claims, demands, liabilities, losses, costs and expenses attributable to death, personal injury or property damage or to penalties imposed on account of the violation of any law, regulation or governmental requirement. The aforesaid shall not apply to Liabilities which result from a Third Party claim the cause of action of which is infringement of IP rights by the Existing IP or any patent issued pursuant to any Existing IP. Any indemnification under this Agreement is subject to the following provisions: no indemnification shall be made unless final and non-appealable judgment is entered against the Indemnitees or any of them or the Company and provided that the Indemnitees were unable to receive indemnification from other third parties, including insurance companies. Any settlement proceedings initiated or agreed to by the Indemnitees with any third party shall require the Company’s prior written consent. Indemnitees will enable the Company, at its sole expense, to solely defend such claims, and will make available for the Company any document and/or information required for such defense.

10.5	The Company shall at its own expense obtain commercial insurance, commensurate with level of risk as it should be reasonably anticipated in the present and as it may develop, to insure against its liability during the period immediately beginning prior to any Commercialization and continuing during the entire period that the License is in force, plus any additional period any such product, process, or service is being Commercialized by the Company and/or an Affiliate and/or Sublicensee. Such insurance shall be in reasonable amounts and on reasonable terms in the circumstances, having regard, in particular, to the nature of the Leukemia Licensed Products and the Licensed Products and/or the Licensed IP, and shall be subscribed for from a reputable insurance company. The Licensors shall be included as additional insureds under such insurance and the beneficiaries thereof. The said insurance policy shall include a “cross-liability” provision pursuant to which the insurance is deemed to be separate insurance for each named insured (without right of subrogation as against any of the insured under the policy, or any of their representatives, employees, officers, directors or anyone in their name) and shall further provide that the insurer will be obliged to notify each insured in writing at least thirty (30) days in advance of the expiry or cancellation of the policy or policies. The Company hereby undertakes to comply with all obligations imposed upon it under such policy or policies and in particular, without limiting the generality of the foregoing, to pay in full and punctually all premiums and other payments for which it is liable pursuant to such policy or policies. The Company shall be obliged to submit to Licensors a certificate of insurance within fourteen (14) days of the date of issue of each such policy.

10.6	The provisions of this Section 10 shall survive the expiration or termination of this Agreement for whatsoever reason.

11.	TERM AND TERMINATION

11.1	The term of this Agreement shall commence on the Effective Date and shall be in full force and effect for an unlimited period of time, unless earlier terminated as provided in this Section 11.

11.2	Either Party shall be entitled to forthwith terminate this Agreement (without prejudice to other rights and remedies to which it may be entitled pursuant to this Agreement and/or applicable law) by giving notice in writing to the other in any of the following events:

11.2.1	The other Party commits any material breach of this Agreement or fails in any other respect to comply with any material term of this Agreement and shall fail to remedy such breach or failure to comply with this Agreement within a period of thirty (30) days from the service on it of a notice from the other Party, specifying the breach of failure and requiring it to be remedied; or

11.2.2	The other Party enters into liquidation or is declared insolvent or bankrupt, or has a liquidator or an interim liquidator or a receiver or an interim receiver of a material part of its assets appointed, and such appointment is not removed within a period of sixty (60) days, or seeks or is subject to any other similar relief or procedure under any bankruptcy laws, insolvency laws or similar statutes.

11.3	In addition to the aforesaid, the Company shall be entitled to terminate this agreement forthwith in any of the following events:

11.3.1	If, at any time during the period of 5 years following the Effective Date (“R&D Period”), the Company at its sole discretion determines that Commercialization of Leukemia Licensed Products and the Licensed Products is not commercially beneficial;

11.3.2	If, during the period of 2 years following the R&D Period, the Company at its sole discretion determines that Commercialization of Leukemia Licensed Products and the Licensed Products is not commercially beneficial.

11.4	In addition to the aforesaid, Licensors shall be entitled to terminate this Agreement forthwith if the Company materially fails to fulfill its obligations under Section 6 above or is not demonstrably engaged in in-house research, development, manufacturing, marketing and licensing programs for a consecutive period of 90 days (and the date in which same occurs shall be hereinafter referred to as “Non Commercialization Date”). Notwithstanding the above. Licensors shall not realize such right to terminate the Agreement in case that Company shall transfer to Licensors, as of the Non Commercialization Date and onwards, Annual Minimum Royalty in the amount of US$ 50,000.

12.	EFFECTS OF TERMINATION

12.1	Upon the termination of this Agreement (without prejudicing any additional rights or remedies available to either Party pursuant to this Agreement and/or the applicable law):

12.1.1	The Company shall promptly return to Licensors or otherwise dispose of, as Licensors may instruct, all confidential information, including inter alia, documentation, technical pamphlets, photographs, specifications and other materials, documents and papers whatsoever relating to the Leukemia Licensed Products and the Licensed Products and/or the Licensed IP and/or any relating know how, process, improvements and/or to the business of Licensors which the Company may have in its possession or under its control. It is hereby clarified that all information containing the Company IP, shall not be returned. Any and all Company IP which may have been disclosed or provided to the Licensors, or any of them, shall be returned promptly upon termination of this Agreement.

12.1.2	All rights granted to the Company by the Licensors hereunder shall cease, and shall revert to Licensors, and the Company shall not thereafter be entitled, directly or indirectly, to make any use of the Licensed IP and any relating know how, process and/or improvements, including the Commercialization of the Leukemia and the Licensed Products and/or the Licensed IP.

12.1.3	Company shall at its own cost and no later than 30 days following the date of termination revoke its status (in any registry) as an exclusive licensee under any patent and patent application (if such status has been recorded according to the provisions of Section 8.1 above). Company shall not bear associated costs as aforementioned if termination of the Agreement is the result of Licensors’ breach of this Agreement.

12.1.4	The Company shall not be entitled, by reason of the termination or expiration of this Agreement, to claim any compensation, indemnity or damages, whether actual or contingent, for any reason whatsoever (and on the basis of any cause of action, including unjust enrichment), including, without limitation, on account of the loss of present or prospective profits on sales or anticipated sales, or expenditures, investments or commitments made in connection therewith, and Licensors shall not be liable to pay any compensation, indemnity or damages, as aforesaid.

12.2	For the avoidance of any doubt, it is hereby further agreed and understood that the expiration or termination of this Agreement, for any reason whatsoever, shall not release the Company and/or Licensors from any:

12.2.1	Obligations, duties or liabilities that have been incurred prior to such expiration or termination;

12.2.2	Obligations, duties or liabilities which, from the contents hereof or the nature thereof, are intended to survive the expiration or termination of this Agreement, including inter alia, the undertakings subject of Sections 4.2 through 4.6, 5, 7 through 10, 12, 13 and 1215 hereto.

13.	RIGHT OF FIRST OFFER

Subject to the fulfillment of Company’s obligations hereunder, in the event that Licensors resolve to transfer, sell or assign (“Transfer”) the Licensed IP or any part thereof (“Transferred IP”) to any Third Party subject to Section 15.4 hereof, the Company shall have the right of first offer to purchase the Transferred IP according to the following procedure (the “Right Of First Offer”): (i) Licensors shall notify the Company with regard to their intention to effect a Transfer and will identify the Transferred IP subject of the Transfer; (ii) at Company’s election the Parties will negotiate in good faith the terms of the Transfer within a period of thirty (30) days as of such notification of Licensors (“Negotiation Period”); (iii) in case the Parties fail to execute a Transfer agreement during the Negotiation Period, Licensors may Transfer the Transferred IP to any Third Party provided however that no Transfer to a Third Party shall be effected on terms more favorable to such Third Party then the terms offered by Company during the Negotiation Period, without re-initiating the mechanism of the Right of First Offer subject of this Section.

14.	GOVERNING LAW, MEDIATION AND ARBITRATION

14.1	This Agreement, its interpretation, validity and breach shall be governed exclusively by the laws of the State of Israel without regard to its conflict of laws rules.

14.2	The Parties shall endeavor to amicably settle any dispute which may arise between them under or in connection to this Agreement (a “Dispute”). Any Dispute arising between the Parties not amicably resolved within fifteen (15) days or any extension thereof agreed to by the Parties, shall be referred to arbitration (the “Arbitration”) by a single arbitrator to be appointed jointly by the Parties (the “Arbitrator”). If the Parties fail to appoint the Arbitrator within a period of fourteen (14) days following a written request of any Party to appoint an Arbitrator, then the arbitrator shall be appointed by the chairman of the Israeli Bar Association. The Arbitration shall be held in Tel-Aviv in Hebrew language. The decision of the Arbitrator shall be final and binding upon the Parties. This constitutes an arbitration agreement pursuant to the arbitration law, 1968.

15.	MISCELLANEOUS

15.1	For the sake of clarity it is agreed that: (i) any right granted to Licensors pursuant to this Agreement, except for the right of termination and the rights to have the Licensed Patents registered in the name of Licensors, that should be exercised by Licensors jointly, may be exercised by each Licensor separately (except for the rights to receive royalties which shall be exercised in accordance with Section 4.4 above); (ii) any obligation of the Company towards Licensors pursuant to this Agreement shall be fulfilled towards all Licensors and the Company shall not be deemed as having discharged such obligation if it has been fulfilled only toward some but not all Licensors (iii) the right of termination granted to Licensors pursuant to this Agreement may only be exercised by Licensors jointly; and (iv) any consent required from Licensors under this Agreement, shall mean the consent of all Licensors, except if expressly provided otherwise.

15.2	If any provision contained in this Agreement is determined to be invalid or unenforceable, in whole or in part, the remaining provisions and any partially enforceable provision will, nevertheless, be binding and enforceable, and the Parties hereby agree to substitute for the invalid provision a valid provision which most closely approximates the intent and the economic effect of the invalid provision.

15.3	The Parties undertake, during the term of this Agreement, to comply with all applicable laws, regulatory requirements and codes of practice in carrying out their respective obligations under this Agreement and in all matters relating hereto.

15.4	Neither Party shall assign this Agreement or its respective rights, duties and obligations hereunder to any Third Party or parties without having obtained the prior written consent of the other Party, which consent shall not be unreasonably withheld. Such consent shall not be required where the assignee is an Affiliate or a successor to a Party’s business in connection with a merger or sale of all or substantially all its assets relating to the subject matter hereof. Notwithstanding the aforesaid, BG Negev shall be entitled to assign to BGU any rights in IP granted to it in this Agreement and Mor shall be entitled to assign to the Institute any rights in IP granted to it in this Agreement, without the approval of the Company, provided the Company’s rights hereunder shall not be adversely affected.

15.5	The failure or delay of a Party to the Agreement to claim the performance of an obligation of the other Party shall not be deemed a waiver of the performance of such obligation.

15.6	No amendment or alteration of the Agreement shall be valid unless agreed in advance in writing by both Parties hereto.

15.7	The Company hereby undertakes, to the fullest extent permitted under any law, that in the event that the Company shall desire to employ any employee, including without limitations any researcher, who has been employed by BGU and/or Licensors after the date hereof, shall require the prior written consent of Licensors which shall not be unreasonably denied. For clarification purposes – the Company may engage such person, including without limitations any researcher as consultant or service provider. In respect of the following persons: Udi Zelig, the Licensors acknowledge that they have no objections whatsoever to such persons being employed or otherwise engaged with the Company and further acknowledge that they will be working on the Commercialization of the Licensed IP and development of die Company IP.

15.8	For the avoidance of any doubt, the Company hereby undertakes not to solicit, engage as sub-contractor or agent, or employ, directly or indirectly, any of BGU’s and/or Licensors’ employees and/or consultant and/or service providers, other than in terms and conditions of Section 15.7.

15.9	The relationship between the Licensor and the Company is solely that of independent contractors. Each of the Parties is in no way the legal representative or agent of the other Party for any purpose and shall have no power to assume or create any obligation or responsibility of any kind on behalf of the other Party.

15.10	Neither Party shall be liable to the other under this Agreement for any failure or delay in the performance of its obligations hereunder to the extent that such failure is caused by a duly evidenced event of Force Majeure. For the purpose of this Agreement, “Force Majeure” shall mean any contingency, which is beyond the control of the prevented Party, which cannot be practically remedied by such Party, and which arises without the fault or negligence of such Party, and that such Party could not be reasonably expected to have taken such event and its effects upon its ability to perform into account at the time of signing this Agreement, including, without limitation war (declared or undeclared), riot, political insurrection, rebellion or revolution; acts or orders of or expropriation by any government (whether de facto or de jure); fuel shortage; fire, flood, explosion, earthquake, or other similar natural events, beyond the reasonable control of any of the Parties. A Party claiming to be unable to perform its obligations under this Agreement shall promptly inform the other Party of the occurrence, nature, extent, effect and likely duration of such event of Force Majeure, shall use all reasonable endeavors to minimize the effect of the Force Majeure event on the performance of its obligations under this Agreement and shall forthwith after the cessation of the Force Majeure event, notify the other Party thereof and resume full performance of its obligations under this Agreement. Should the delay caused by any event of Force Majeure continue for more than 45 (forty five) consecutive days or more than 90 (ninety) days in any given calendar year, the non-affected Party shall be entitled to terminate this Agreement by giving a written notice to the affected Party.

16.	NOTICES

16.1	Notices to be given by one Party to another shall be deemed properly given if reduced to writing and transmitted to the Party’s address appearing in the first page of this Agreement, by regular mail, certified registered mail - all to be effective 5 (five) days after their sending date, or by facsimile with confirmation receipt - to be effective at the first business day following the date of transmission, or by messenger with confirmation receipt - to be effective at the date of the confirmation receipt.

16.2	The addresses of the Parties, listed in page 1 (one) of this Agreement, shall be subject to any change of such address notified in writing by one Party to the other, according to the procedure stipulated in this Section 16.

16.3	Notwithstanding the above, a notice to Licensors shall be considered properly given, only in case a copy thereof was communicated to Eytan Liraz & Co. Law Offices, 52 Menachem Begin Road, Sonol Tower, Tel Aviv, Israel, Fax: 03 – 5377399.

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IN WITNESS THE HANDS OF THE PARTIES

Crow Technologies 1977 Ltd.		B.G. Negev Technologies and Applications Ltd.		Mor Research Applications Ltd.

By:	/s/ Samuel Melman	By:	/s/ Netta Cohen	By:	/s/ Pini Ben-Elazar

Name:	SAMUEL MELMAN	Name:	NETTA COHEN	Name:	Pini Ben-Elazar

Title:	CEO	Title:	CEO	Title:	CEO

Date:	08/04/2010	Date:	08/04/2010	Date:	26/4/2010

I hereby confirm that I have read and understood the Agreement, that its contents are acceptable to me and that I will be bound and act in accordance with its terms.

/s/ Ilana Nathan	/s/ Joseph Kapelushnik
Prof. Ilana Nathan	Prof. Joseph Kapelushnik

11/4/10	11/4/10
Date:	Date:

/s/ Udi Zelig
Prof. Shaul Mordechai	Dr, Udi Zelig.

11/4/10
Date:	Date:

June 25 2012

First Amendment to a Research and License Agreement

Reference is hereby made to that certain research and license agreement dated April 8, 2010 by and between Crow Technologies 1977 Ltd. (on behalf of Todos Medical Ltd. hereinafter; “Todos” prior to its incorporation), B.G. Negev Technologies and Applications Ltd. and Mor Yissum Ltd., a copy of which is attached hereto as Exhibit A (the “Agreement”).

The Parties to the Agreement hereby agree as follows:

The term “Company IP”, as set forth in Section 1.5.5 of the Agreement shall be amended to read as follows: “Company Research Results, Company Improvements and all IP independently developed by the Company prior to and after execution of this Agreement in the field of diagnosis of cancer, including all such IP developed in the field of diagnosis of cancer by consultants to the Company who were and/or are employees of a Licensor in the course of their consultancy for the Company.

All sections of the Agreement, not specifically modified herein, shall remain unchanged.

IN WITNESS WHEREOF, the Parties have executed this First Amendment as of the date first above written.

/s/ Rami Zigdon	/s/ Netta Cohen

Todos Medical Ltd.	B.G. Negev Technologies and Applications Ltd.

By (Signature):	By (Signature):

Print Name: Rami Zigdon	Print Name: Netta Cohen

Title: CEO	Title: CEO

25/6/2012
/s/ Pini Ben Elazar

Mor Yissum Ltd.

By (Signature):

Print Name: Pini Ben Elazar

Title: CEO